CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

TO: The Securities Commissions or Similar Regulatory Authorities in each of the Provinces of Canada

We refer to the short form prospectus dated June 28, 2004 (the "Prospectus") of Provident Energy Trust (the "Trust") relating to the issuance of 12,100,000 trust units of the Trust and $50,000,000 aggregate principal amount of 8% convertible unsecured subordinated debentures.

Netherland, Sewell & Associates, Inc. was engaged to evaluate the oil and natural gas reserves in respect of certain properties held by Breitburn Energy Company LLC (the "NSA Report").

We understand that the Corporation has filed a summary of the NSA Report, together with the applicable certification of qualification, with the applicable securities regulatory authorities in each of the provinces of Canada and that references to the NSA Report have been included in the Prospectus.

We hereby consent to the reference to our firm name and to the reference to, summaries of and excerpts from the NSA Report in the Prospectus and to the filing of the summary of the NSA Report with the applicable securities regulatory authorities in each of the provinces of Canada.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the NSA Report or that are within our knowledge as a result of the services performed by us in connection with the NSA Report.

Dated this 28th day of June, 2004.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
Senior Vice President

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.